Exhibit 99(b) Energy Future Intermediate Holding Company LLC Consolidated Adjusted EBITDA Reconciliation (millions of dollars)

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Twelve Months Ended September 30, 2013	Twelve Months Ended September 30, 2012
Net income	$68	$308	$75	$358
Income tax expense	(100)	35	(108)	36
Interest expense and related charges	566	368	724	457
EBITDA	$534	$711	$691	$851
Oncor Holdings distributions of earnings	148	100	195	152
Interest income	(284)	(462)	(420)	(551)
Equity in earnings of unconsolidated subsidiary (net of tax)	(255)	(249)	(276)	(300)
Restructuring and other (a)	5	—	5	—
Adjusted EBITDA per Incurrence Covenant	$148	$100	$195	$152
Add Oncor Adjusted EBITDA (reduced by Oncor Holdings distributions)	1,256	1,254	1,602	1,571
Adjusted EBITDA per Restricted Payments Covenant	$1,404	$1,354	$1,797	$1,723
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(a)	Restructuring and other in the nine and twelve months ended 2013 includes costs associated with EFH Corp.'s liability management program.